Exhibit 99.2
INSITUFORM TECHNOLOGIES, INC.
July 28, 2006 Conference Call

Operator:	Good day and welcome everyone to this Insituform second quarter 2006 earnings conference call. This call is being recorded.

Any financial or statistical information presented during the call, including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our web site, insituform.com, that's I-N-S-I-T-U-F-O-R-M.com.

During this conference call, we'll make forward-looking statements, which are inherently subject to risk and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings, and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution, and do not rely on such statements.

At this time for opening comments and introductions, I would like to turn the call over to President and Chief Executive Officer, Mr. Tom Rooney. Please go ahead, sir.

Tom Rooney:	Thank you. Good morning and welcome to Insituform's second quarter 2006 conference call. Yesterday, we reported earnings of 20 cents a share for the second quarter of 2006.

I realize that this earnings number is far less than what was anticipated by analysts and investors, but I can tell you that it is exactly what was budgeted by the Company before the year began. Needless to say, within this earnings per share number, we had seen some positive surprises, as well as some challenges. But in total, this is exactly where we planned to be for the second quarter, and actually slightly ahead of where we expected to be for the first half of 2006.

2006 is shaping up to be an outstanding year for Insituform, and we have high expectations for the balance of the year.

First let's take a look at some of the challenges and disappointments in the quarter. The most striking and most obvious disappointment is the slowdown in the revenue growth combined with a back - with a drop in backlog in our core rehab business. As we have been saying for two quarters now, we experienced a steep drop in market conditions in the fourth quarter of 2005, followed by a tough market in the first quarter of 2006.

The lack of available work in the fourth quarter led to a hyper-competitive market frenzy in the first quarter of 2006. In the face of such irrational competition, we simply chose to forego some of our typical market share in Q1.

The combination of a slow market in Q4, followed by a competitive anomaly in Q1 left Insituform with a six-month dearth of sales acquisitions. It takes between one and two quarters for sales opportunities to turn into GAAP recordable backlog, and that is why backlog was essentially flat in Q1 of this year, and then down significantly in Q2.

It should be obvious; our revenue numbers closely follow our backlog trends. For these reasons, our second quarter revenue and backlog numbers were clearly less than we had expected.

The good news that I can report is that both market activity and Insituform's market share rebounded by the end of the second quarter, which bodes very well for future quarters. Our best projections show a forecasted market growth of 8 to 10 percent for the full year, with a disproportionate amount of work bidding in the back half of the year.

A disappointment in the second quarter has been the continued financial drag from tunneling. I am pleased to report that our tunneling losses have been drastically reduced, both on a quarter-over-quarter basis, and on a year-over-year basis. That said, the losses through the first half of the year were slightly more than even we had budgeted in our plan for this period.

We have put essentially all of our problem projects behind us, and we have greatly reduced the tunneling business's overhead. At this point, the most problematic issue for us in tunneling is the carrying cost on all of the unused equipment that we have within the tunneling division. Without the current carrying costs from all of this excess equipment, the tunneling division would actually be profitable right now. Needless to say, we are working diligently to sell off all of our excess equipment as quickly as possible. In addition, we remain committed to evaluating all options available to us, with regards to the tunneling division going forward.

A very mild disappointment for us in the second quarter was our operating expenses as a percentage of revenue. I say that this was a mild disappointment for us as the spending level was as planned, but with revenues down, the percentage ratio was higher than as we would like to see.

Operating expenses were clearly up on a year-over-year basis, primarily due to three factors: legal fees, incentive compensation, and FAS 123 accounting for equity expenses. Legal fees have increased as we are currently spending more on intellectual property development and defense, which supports our heightened focus on technology, research and development.

Accruals for incentive compensation are up considerably year-over-year as a result of the company meeting its internal financial objectives through the first half of the year, which frankly has not been the case for a number of years. FAS 123 accounting for equity expenses is new this year, as many of you are well aware. We anticipate seeing operating expenses trend down over time, definitely as a percentage of revenue, and at times in absolute dollars.

Now let me turn my comments to some very positive trends from this quarter. First I would like to draw your attention to our cash position, which has improved nicely over the quarter. An increase in operating margins, combined with better cash collections and lower capital expenditures has resulted in a significant improvement in our cash position, and we expect to see that trend continue.

I mentioned lower capital expenditures, which is a positive development unto itself. Over the past three years, we have spent a great deal on cap ex to retool our crews for steam and other critical initiatives. Our cap ex spending is down significantly for the first half of the year, as we have caught up on many of our initiatives.

Over the next 12 months, we plan to realign several pieces of our real estate holdings, which may temporarily increase our cap ex spending in order to release a significant amount of cash. Net of short-term real estate expenses, we see our cap ex run rate moving down to a lower and more normalized rate.

The most impressive change coming out of this quarter is that for the first time in several years, all three of our lines of business are showing improved operating margins. Tunneling has substantially cut its losses as previously discussed. UPS continues to see improved margins, and the core rehabilitation business saw improved margins this quarter over the same period last year.  Of course, this is net of the 2006 equity expenses and a one-time insurance receivable in 2005.

I am particularly pleased by the rehab segment's ability to generate improved margins in the face of two quarters of weak acquisitions and eroding backlog, as was previously discussed. These improved margins are a direct result of significant crew productivity gains combined with improvements derived from several other long standing initiatives in logistics management, purchasing, quality control and safety.

Normally we would expect to see a slide in crew productivity in the face of decreasing backlog, but to the contrary, we have seen crew productivity gains of roughly 20 percent for the first half of this year. I fully expect that we will see an acceleration in crew productivity gains as our backlog begins to grow over the next three quarters.

I would be remiss if I didn't mention that we reached a safety milestone in the second quarter, as we worked the entire second quarter without a single lost time accident anywhere in the world. Our safety performance has truly reached a best in class level of performance, and as a corporation, we are now reaping financial rewards for that level of performance.

The most spectacular successes continue to come from our United Pipeline Systems. UPS has again exceeded our growth and profit assumptions for the period. This growth is fueled by the growing needs of our clients in the oil and gas and mining industries, and at this point we see no end in sight.

I am particularly pleased that our UPS management team has been able to rise to the challenge of growing at the pace dictated by our numerous clients around the world.

In the second quarter, we launched our new potable water infrastructure division under the name Insituform Blue™. Under Insituform Blue™, we now operate with an impressive set of technologies geared to the global drinking water market, including PolyFlex™, PolyFold™, Thermopipe®, and our revolutionary new iTAP™ technology.

In summary, Insituform is performing slightly ahead of plan through the first half of the year, and we anticipate finishing the year with impressive results. While I understand that through two quarters this is not the earnings level that was expected by analysts and investors, I am very comfortable that the Company is healthier and more profitable than it has been in many years. We are currently digesting the effects of a two-quarter hiatus in sales acquisitions, but the progress that we have made on so many fronts positions us well to continue to build in the growing momentum that has developed over the past year.

With that, we'll open up the call for your questions.

Operator:
Thank you, Mr. Rooney. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us, and will take as many question as time permits. Once again, please press star one on your touch-tone telephone to ask a question. We'll pause for just one moment.

And our first question comes from Arnold Ursaner.

Tom Rooney:	Morning, Arnie.

Arnold Ursaner:
Hi, Tom, good morning. Looks like one of the real key issues in the quarter was the amount of low bid business that didn't quite make it into backlog. You mentioned that it was up 42 percent versus Q1. I guess I have two questions related to that, one is has some of that already moved into backlog post June 30th, and second with a lot of municipalities under a lot of cost pressure with higher fuel costs, and other issues, is one of the issues perhaps preventing that from moving into backlog, or really getting to sign contracts being municipalities struggling with current expenditures they have in other areas?

Tom Rooney:
Couple of great questions, Arnie. On the - on the notion of struggling in other areas, more often than not we see that the funds that pay for our work are dedicated funds, and it - and it derives from user fees. And so it's seldom the case that a municipality could take funds to pay for police officers, or what have you. That said, if a - if a sanitary district is paying higher power bills to run the sewage treatment facility, then your point is a good one. But as to the general question you're asking, I don't know, Arnie. I couldn't tell you, it's a mystery to me sometimes why the market oscillates the way it does.

When this slowdown from the fourth quarter moved and continued into the first quarter, I was seriously beginning to contemplate a long-range shift down. That said, the second - the first quarter was actually OK from a bidding standpoint in terms of number of prospects to bid on. But because the bidding activity had been so slow for so long, the gross margins were unbelievably irrational in the marketplace, and we just chose to stay the course, and that caused us to have a dearth in backlog.

You asked another question, which is that - and as to the long-term trend, we saw in the - in the - at the end of the second quarter, and certainly into the third quarter a very steep pickup again in bidding opportunities, and a very rational market again, rational in terms of competitor bidding activity. The third quarter has already gotten off to a strong start for us, we're not very far into it, but it's been a very strong start. And every indication is that we have bidding opportunities stacked deep into the third and fourth quarter.

As to the notion of our apparent low bids being increased by 42 percent, not really sure what that is, it could be a manifestation of the fact that the clients for whom we work are choking on the amount of work that they have to get out through their system, and are just becoming slower at it. But we're definitely noticing that the amount of time between when we bid and are low on a bidding opportunity, and when we sign a contract such that we can put it into backlog has increased. So we're just going to have to see how that works over time, we actually have an initiative under way to help our clients matriculate from one stage to the next, because we can't be held hostage to their inability to get it through the system.

Arnold Ursaner:
Two more very quick questions, if I can, on tunneling. One is I know you gave us contract backlog in rehab, can you just give us the backlog number in tunneling? And just remind me, my understanding was you have something like a million a month of fixed lease expenses on equipment, is that sort of the right general expense level that just can't be reduced?

Tom Rooney:	Yes, the first question was backlog in tunneling. And the current backlog in tunneling is $71 million.

Arnold Ursaner:
OK. And were there any adds to that? In other words, I know you've been running down backlog, unless you have unique opportunities, such as Charleston, is that backlog likely to continue to run down on a go forward basis?

Tom Rooney:
No. The 71 million is reported through the - through the second quarter, and that's actually up, I think quite a bit, from the first quarter.  I don't have the first quarter in front of me. But I want to say it's up 20'ish million dollars, $15- 20 million. And that's a result of having won several projects.

I can tell you since the third quarter has begun, we've won two more projects, in total circa $10 million worth of backlog, and you know, arguably if you win 10 million a month, that's 120 million a year, and I - there's no way I would suggest that that's going to be our run rate. But we seem to be mildly successful in terms of acquiring new work under a - under a much more rigorous acquisition program where we'll acquire work that's profitable, that we know how to manage, and frankly that's of relatively small scale so that we don't take on sudden colossal losses, like that which we saw in the one job last year.

But it's - the business is becoming healthier. Now you asked lease expense per year. We're currently with all of our equipment costs, I think we've already characterized the under utilization for the business to be on the order of $7-8 million this year, and so our lease carrying costs are $2-3 million per year just on the leases, and then significantly more in terms of amortizing our own equipment.

Arnold Ursaner:	OK, look forward to seeing you at our upcoming conference. Thank you.

Tom Rooney:	Thanks, Arnie.

Operator:	We'll now take a question from John Quealy, Canaccord Adams.

John Quealy:	Hey, good morning, Tom.

Tom Rooney:	Good morning, John.

John Quealy:
Hey first, good job on that - the cash balances there in a tough quarter. Can you go back to the pause in the market? I think if we go through the transcript last quarter, I mean at least appeared that you had a pretty bullish outlook on rehab as we were going through that quarter. I know the business is always fickle and changes on a dime, but can you give us a little bit more color, what do you think happened to really turn that momentum around in the quarter to stay negative?

Tom Rooney:
Well it's the lead lag effect, John. When we had this call precisely three months ago, we were seeing what was coming 60 days out - 30 to 60 days out, and that in fact was good. Our - just to give you an example, our market share - well first of all, the first quarter - pardon me, the fourth quarter of last year there just wasn't much to bid at all. And so our market share in the face of that doesn't mean anything, it was probably typical. Our market share of all last year was 61 percent, and our market share in the first quarter, because of the irrational feeding frenzy on what work did exist dropped into the low 40s, roughly a 20 percent drop in our acquisition rate based on the irrationality of it.

The second quarter began a rebound to where it - in the first half of the year our market share's back up to - in excess of 57 percent. Our market share for acquisitions in the third quarter is pushing 70 percent. And so we've seen with the - with the start - starting point being the fourth quarter of last year where there just wasn't stuff to work, and the first quarter of this year where there was irrationality in the marketplace, you characterize those two quarters as rotten for two different reasons. The second quarter got better on both dimensions, the market started to come back nicely, and we started to regain our normal market share without having given enough margins.

And now what we're seeing filing into the third quarter is a significant pick up in bidding activity, and we're enjoying a lot of success at the bidding table. So your question I think more is about why did I say what I said in the second quarter, which is three months ago? And yet the second quarter looked horrible from a rehab standpoint as we sit here today. And the answer is, there's a one to two quarter lead lag between when we bid work and when from a GAAP standpoint we put it into our backlog.

So three months ago, we very clearly saw that within 30 to 60 days, bidding activity was going to pick up dramatically. But you won't see - you won't see our backlog increase from a GAAP standpoint until one to two quarters passes from the days when we're bidding, and that's why there's a - there's a lag effect between what we see at the bid table, and when we bid it, and then when it turns into GAAP reportable backlog. Does that make sense?

John Quealy:
It does, and maybe we can take it off line, but just in terms of, you know, inherently the visibility is tougher for this business. You know, I assume what you said last quarter, I mean was accurate, but you know, whether the analysts got ahead of it, or whatever, it definitely seems like visibility is tough quarter to quarter. So let me - let me move on.

In terms of the new potable product line, can you give us a little bit more on the value opportunity, or the value add that Insituform brings on the Insituform Blue™ product? It's a different market, some different competitors, can you give us a little bit more detail about - obviously we know why water is important and attractive, but can you give us a little bit more on the inherent advantage you think you guys bring here?

Tom Rooney:
OK, well to your point, the market is very large. I would start with the first and most significant intangible, and that is our brand recognition is very powerful on the water side, believe it or not, remarkably so. We did a study two years ago - three years ago now, and it confirmed that even though we were - we were not focused on the drinking water market to any great extent, we were perceived around the world as the most prolific and most noteworthy player in the utility world, and this is by our client types.

And so we - the first is a complete intangible, and that is we seem to have carryover name recognition into the drinking water side of the industry, so wanting to take advantage of that, and because the technologies are pretty important, the crossover of the technologies, we knew that if we invested very heavily in some technology improvements and filling out the suite of products that we have in the water market, we could enjoy success there. And to your point, it's a large market, and it's a global market.

In the last two years, we have been successful in deploying Thermopipe®, which is a single product line in Europe, and have made small, but very nice profits on that. And that's a product where we would line the pipes trenchlessly, but then have to dig down at every connection point and have the equivalent of a plumber go down and make the connections.

I mentioned in my opening comments about the iTAP™ technology. The real drawback to Thermopipe® to this point has been that we'd have to go in and dig a three foot by three foot hole at every home or at every building where a connection took place, and that really isn't much of a trenchless technology.  iTAP™ we have developed and patented and perfected where we can actually send a small robot down a water pipe from the inside and mechanically attach a fitting from the inside without doing any digging at all.

So not only do we not dig, but it's extremely cost effective. So we are the only firm in the world that can reconnect - mechanically reconnect a water pipe from the inside, that is very impressive, most people thought it couldn't be done. We've proven it from an engineering standpoint, we've now done exhibit work, and in fact been paid by certain large clients to do test projects for them, and in every case they were astounded. So we see that market taking off, it may be a low, slow start, but we see it becoming a very powerful solution going forward.

I just - this in the second quarter just did a two-week sweep through Asia, meeting with clients in Hong Kong, Tokyo and New Delhi and other places, and in those very tight and congested locations, first of all the number one issue for them is drinking water issues, and secondly in a tightly congested area like Hong Kong having perfectly trenchless technology is critically important.

So we think the combination of the two years of success we've had with Thermopipe® in Europe combined with the brand new revolutionary technology of iTAP™ gives us a very unique position going forward. So we think - we think we have some very interesting solutions.

We've also morphed one of the technologies that we use for oil and gas in the UPS division into a drinking water solution, and that too has been very impressive to clients, and we've now been successful in winning work.

I would caution you, John, that the water market is a very large and very global market with huge ramifications. But that said, I wouldn't want anyone on this call to believe that we were going to make tens of millions of dollars in the drinking water in the next one or two years. This is a - this is a 10-year effort for us, I, you know, some day 10 years from now, it may dwarf the sewer work that we do, or at least rival it. So we see it as a very logical connection to what we do, we have very clear advantages, whether intangibles by virtue of name recognition, or the huge benefit that we have, the global footprint that we have, in other words we add a second suite of products and a second market onto the same overhead structure, and we get huge leverage. Whereas a small firm that might grow up to do just drinking water would have to replicate our global distribution network, and we don't have to do that.

So there's a number of reasons, but we're going to have to be on our toes, and we are planning to invest dramatically in the R&D efforts around water, we are in fact investing today, because we think we're going to have to double or triple the suite of products that we have.

John Quealy:	And last quick follow-up, in terms of the spend, whether it's R&D or capitalized, what types of dollars in a range can you give us on the INSU Blue platform is required right now?

Tom Rooney:	In - are you talking about in terms of operating expenses?

John Quealy:	Or just cash flow, right. I mean just how much cash you're dedicating towards this effort.

Tom Rooney:
Well right now because we can leverage off of the existing infrastructure that we have around the world, we're probably investing this year on the order of about a million dollars, and I expect that to be on the order of $2 million next year.

All of the work that we're doing in that arena is already profitable for us. So on the one hand, we can't balloon our expenses, but on the other hand we do have an appetite to get going with it.

John Quealy:	Thanks, Tom.

Tom Rooney:	Thank you.

Operator:	We'll take our next question from Jeff Beach from Stifel Nicolaus.

Tom Rooney:	Good morning, Jeff.

Jeff Beach:
Yes, good morning, Tom. I have a couple of questions. The first one is and the number that just stands out to me in your whole release, you can back into the operating expenses in the sewer rehab. And I try to estimate without stock option expense. The number is, you know, at an unprecedented high level, up about 20 percent from the first quarter, it stands out so much it seems like ...

Tom Rooney:	Are you talking about operating expenses, Jeff?

Jeff Beach:	Operating expenses in sewer rehab.

Tom Rooney:	OK.

Jeff Beach:
I'm estimating here 21.5 million, up from 18 million in the first quarter. It seems apparent to me, that's huge, three and a half million jump in a quarter, that there is some one-time or multiple one-time items in there, you know, you're in a process here for two years spending a lot of money to take the expenses down, we saw it in the first quarter. Can you give us some color on what's happened here in this second quarter?

Tom Rooney:
Sure. In the first and second quarter, we had a significant amount of equity compensation associated with FAS 123. Secondly, the most significant dollar figure associated with that would be the incentive compensation. We haven't paid bonuses out to - yearly annual bonuses of any significance at all in three or four years based on the company's performance. And because the company is currently performing at plan, we do have bonuses to be paid out.  So that - the incentive comp alone would be a million dollars in the first half of the year, intellectual property investments, which now we're starting to make dramatic investments in our intellectual property on a global basis, would be about $600,000. And then the equity compensation is in excess of a million dollars.

So yes, I mean there are some - there are some specific issues in that regard.

The expectation, Jeff, would be to have - the only thing that was out of sync with our business plan was the revenue. We had expected to do significantly more revenue in the first and second quarter of the year, which would justify the expenditures - more rationally justify the expenditures in operating expenses. But because the profit performance from the division has been so strong, we are in a position of on a steady state basis paying more in incentive compensation.

Jeff Beach:
With all the numbers you just gave me, it's still - it still doesn't seem to - it still doesn't seem to explain the high level of operating expense, you know, just from what the numbers you just gave me in the quarter.  I just again wonder if you look at things after the conference call if there's anything else in the sewer rehab that would cause such a large number.

Again I try to model this and take stock option expense out, so the incentive comp doesn't account for a fraction of this increase. So anyway, I'd love to - if you - if you can turn up something, I'd love to hear what else might be involved there in sewer rehab.

Tom Rooney:
What I can tell you, Jeff, is that our - if you map out the combination of operating expenses on a quarter-to-quarter basis, going back five or six years, you would see them moving up, and then to the high point as referred to, what - as you had suggested earlier by virtue of investments. But we are tracking down in a very significant way, and expect to see so. In our combined operating expense trend, even as you'll see it at the - at the end of this year as a percentage of revenue is tracking exactly as we had planned and expected to do. Such that I want to say three and four years ago we were on the - on an 18 percent basis, and we may well be in the 14 to 15 percent basis for this year and closer to 12 to 13 percent next year.

So we have the - we have the combination of needing to invest for growth, and invest for enhanced profitability, but also keeping that ratio moving down, you know, there's an artificial ceiling in the - in the 10 to 12 percent range where we'll probably not be able to get it lower. But it is tracking exactly as we would have hoped and expected.

Jeff Beach:	And the 14 to 15 percent is company wide, it's not sewer rehab?

Tom Rooney:	Right.

Jeff Beach:
OK, a second question - I've got three, these other two are shorter. Can you quantify or give us a sense for the size of the apparent low bids work from the second quarter, you said it was up 40 percent, but can you give us off of a base, or get us close to how much work that is?

Tom Rooney:	It's - order of magnitude it would be $70 million.

Jeff Beach:
That's a pretty big number. And third, can you talk about - you're trying to lower your losses, get rid of some of this equipment, dragging tunneling, you've said before you'd like to exit the business, can you give us an update on that?

Tom Rooney:
Right. The entire backlog that we have in our tunneling division is up, obviously, I think we've mentioned that's in on the order of - it is $71 million right now. And the backlog that we have has a combined gross margin of round figures 14 percent. A year ago, that would have been three, four percent, that gives you the idea of how much drag effect we have from bad jobs, so we had $71 million with 14 percent gross margin. And our current output from the tunneling division, if it had the correct amount of equipment and not excessive amounts of equipment, would suggest that it's a very - it's a profitable business, not a very profitable business.

So the single issue that we wrestle with right now is the notion that we have 60 percent too much equipment, and it's causing a huge carrying cost. So the first step for us, and the most significant step since we've now reduced expenses, and what not, is to jettison a rather dramatic amount of equipment, which is the final step in right sizing the business.

The second half of your question, which I think is the one that's more important to you, and to others as I understand it, is what are our long-term options with regards to tunneling? And what I would tell you that we've learned is this. There are no options available to the company, unless we right size the equipment and have shown that we're profitable. The irony is when we right size the business and show that we're profitable, all options look pretty good to us, keeping, selling and so on.

So the number one issue on our mind is get rid of the excessive equipment, we have some public auctions coming up, and we will be getting rid of that excess equipment so as to reduce the drag. When that's completed, we have all kinds of options available to us.

Jeff Beach:	Can you tell me when that public auction is?

Tom Rooney:	There'll be a series of them this fall in different geographic areas, and I don't actually have those dates and times.

Jeff Beach:	OK. Thanks very much.

Tom Rooney:	You bet.

Operator:	Our next question is from Debra Coy, Stanford Washington.

Tom Rooney:	Hi, Debra.

Debra Coy:	Good morning, Tom.

Tom Rooney:	Good morning.

Debra Coy:
Couple of questions. Wanted to follow up on the rehab side, and coming at Jeff's question in a - in a slightly different way. In fact your revenues in the quarter weren't terribly far off from my expectations in rehab, given what you had talked about in terms of the lag timing.

Tom Rooney:	Yes.

Debra Coy:
However, I did think that you could get the operating margin up a bit from 1Q, and in fact it remained flat, and you've explained some of these costs that are in it. My question is, as the bidding activity has picked up, sort of how you see this flowing through in second half, in other words, all of these new low bids, big numbers, kind of what do you see on the timing of that coming through into 3Q versus 4Q? And we've talked about margin improvement heading back towards the operating margin improvement, that is heading back towards the 10 percent range, or at least the seven, eight percent range where you were at the end of last year.

Tom Rooney:	Right.

Debra Coy:	Kind of what do you see for that in the second half?

Tom Rooney:	Well, we perform better when we're deep in backlog ...

Debra Coy:	Yes.

Tom Rooney:
. . . for a number of reasons. And with less backlog, and increasing crew productivity, we - and flat revenues, we've actually moved backwards in terms of the number of crews we've had, because we are so focused on crew productivity. So as an example, this time last year we had 79 crews doing CIPP in North America, today we have 73, so we've backed out six crews. And we are doing roughly the same amount of revenue, and that speaks to crew productivity.

We enjoy huge benefits of scale, and so it is critically important for us to continue the growth track that we're on, so as to justify the investments we've been making and are making. You know, I deeply regret the fourth and first quarter dearth of opportunity for us. You know, one was a market - a lack of market, and the second one was irrational competitive forces.

That said, it appears to have been a - an unusual anomaly across two quarters for us. And we're - we're showing the results of that in our Q2 backlog and revenue. The backlog and the acquisitions for the company, and by the way, we've cannibalized a lot of our backlog in order to maintain at least level revenue. As an example, I think we've eaten into our backlog to the tune of almost one month of backlog burned off in order to maintain a march forward in terms of revenue.

There will of course become a point this quarter or next where we'll be in a tight spot in terms of having even enough backlog to maintain that march forward, because there's only so much of it that you can - that you can cannibalize. That said, we are - we are right now, and have been for the last month and a half, two months, seeing a pick up in bidding opportunities and Insituform's success at the bid table, without having a margin drop.

And so we have a tight spot right now, we have a tight spot in the end of the third quarter into the - into the fourth quarter in terms of maintaining revenue growth. We're focusing on two things, one is helping our clients to convert our low bids into workable work, and just being aggressive and appropriate at the bid table so that we maintain the growth that we need.

So what you're going to see in the next two to three quarters is the backlog low point is somewhere between the - somewhere between the second and third quarter, probably the third quarter, picking back up on a - on a reported basis into the fourth quarter and first quarter in a very heavy way. In fact what appears is many of the clients around the United States that have annual contracts bid them last year in the first half of the year, but are scheduled to bid them in the first - in the second half of this year, Houston, and a number of other cities where we had tremendous success last year, and we're already starting to see tremendous success this year, but they're reportable in the second half, not the first half.

So the backlog low point is more than likely going to be the third quarter, and the revenue low point - low point in terms of growth is going to be probably also the third quarter. But we see that picking back up in interesting ways in the fourth quarter, very interesting ways. Whereas normally the fourth quarter would be a down quarter for us, it may well be a very good quarter for us this year.

Debra Coy:	Well it would have to be to get you to eight to 10 percent.

Tom Rooney:	Right.

Debra Coy:	OK, so what you're saying is that the second half is going to be pretty heavily backend loaded?

Tom Rooney:	Yes.

Debra Coy:
OK. And you would expect as you're running through - as you're running through the backlog that you have now, and waiting for these new projects to come into backlog, that the margins with the various costs that you have would stay about where they are currently?

Tom Rooney:	Right.

Debra Coy:	OK. All right, that's helpful.

Tom Rooney:
I would note to you - for you, Debra, too, I read your most recent report, and you had mentioned new and large projects coming up, like Indianapolis, and what not. And I think those larger projects are beginning to show themselves up more and more frequently, and the ones that are on the horizon, we feel pretty good about as far as how we're position as well. I mean you had - you had commented on Indianapolis where ...

Debra Coy:	Because they're about to sign a consent decree.

Tom Rooney:	Right, and we have - we have our largest competitor in the United States is headquartered in Indiana, and yet ...

Debra Coy:	I'm well aware, yes.

Tom Rooney:	. . . we - yet we have 90 percent of the $7.3 million worth of work that's come out in the last year in Indianapolis.

So we feel pretty good even about the projects and the work that is yet on the horizon. But unquestionably, we were on a real march over the last year, year and a half growing both revenue and backlog in unmistakable fashion. We're just right now experiencing a Q4, Q1 phenomenon that we didn't expect, we clearly felt it in real time. But the good news is we have such tremendous control of crew productivity now, and ability to manage our backlog, we think we're going to, notwithstanding the low backlog and no growth in revenue in the second quarter, and probably the third quarter, we think we're going to come out of it very well.

Debra Coy:	And that you have the capacity to as you have handled ramping down, that you can also ramp up quickly.

Tom Rooney:	Right.

Debra Coy:
OK, all right. Just quickly on the tunneling side, you've talked about the excess equipment and auctions coming up, and obviously this continues to be a drag, I'm hearing of a double digit gross margin in backlog is encouraging. Have you thought about some way to begin to just sort of put this to bed, in other words have you determined what equipment is for sale that you could go ahead and just put it in a discontinued or write off situation? I mean how will this flow through in backlog? I mean in - I'm sorry, in the income statement, when you actually sell it, you'll take a gain or a loss on the equipment, is that what will happen?

Tom Rooney:	Yes, exactly.

Debra Coy:	So could you go ahead and project that now so that - so that we could be seeing the business excluding the essentially discontinued equipment?

Tom Rooney:	We would have to cease the conduct of future tunneling work. As an example, we'd have to declare we were not going to do any future tunnel projects ...

Debra Coy:	Right.

Tom Rooney:	. . . and just finish off the ones we had. And if we did that, then we'd have to analyze all the assets for market value ...

Debra Coy:	Well of course, that would be shutting down the whole group. So there's no way you can carve out the equipment separately at this point until it's actually sold, is what you're saying?

Tom Rooney:
Right. We've looked at that. In point of fact, the equipment on our books, some round figure is 20 million - I think it's $18 million, it's probably appropriately characterized on the books as to market value. So we're - other than piece by piece analysis, as an - as an entire pool, it's probably accurately - it is accurately reflected on the books.

So other than avoiding the amortization costs and depreciation costs of that equipment to declare that it's under water, it's not characterized accurately on our books would be - as we see it today, neutral.

Debra Coy:	OK.

Tom Rooney:	So all we'd be doing is be trying to avoid the depreciation costs on the equipment and ...

Debra Coy:	Right.

Tom Rooney:
. . . GAAP wouldn't allow us to do that, unless we were to come to some decision that we just didn't want to be in the business, in which case then it would just be an idled asset. But we're not - we're clearly not making that decision.

Debra Coy:	Right. So the way it will work is that when the tunneling equipment gets sold, you think it gets sold for about 18 million, and at that point then you stop the depreciation expense?

Tom Rooney:	Right.

Debra Coy:	Both internal and leased?

Tom Rooney:	Right.

Debra Coy:
OK, understood. And the UPS business, you characterized it obviously, and we can see the numbers it continues very strong, it's interesting that we talked so little about it since it contributed a third of operating income in the quarter.

Tom Rooney:	Right.

Debra Coy:
What do you see in that business going forward? I mean it seems hard to imagine that we can continue these kinds of growth rates. Sort of how do you - how do you see that business over the next year or so? Is this 20 percent - 21 percent operating margin sustainable? What kind of growth rates are you seeing? I mean obviously you're the leader, we know the end markets remain strong, kind of how would you characterize that business over the next 12 months?

Tom Rooney:
I think the operating margins are going to maintain themselves. And if we see hyper growth, they might even grow, although you get to a certain point where you have inefficiencies that are built into sort of wild growth. So I'm not - I'm not - I do believe that operating margins will maintain themselves in the 20 percent range.

I would tell you this, we have only in the last six or eight months invested seriously in a sales force in the UPS division, and that should enable stronger growth in a strong, growing - strongly growing market. We in past years have had tremendous repeat business from a very strong group of clients in a small portion of the world, but we are now expanding to be far more active around the world, so as an example while I was in Malaysia, Petronas and other oil and gas companies like that around the globe are going to begin to become targets for us, as well as work all over the Asian continent and so on.

So it continues to outstrip my growth expectations already, and I honestly don't see any end in sight to some of the growth that we're seeing, but I - boy I'd be - as long as - as long as oil and gas continues to go up the way it does, and copper prices go up the way it has, it's hard to imagine a slowdown.

Debra Coy:	OK, fair enough. Then my final question, Tom, is this long standing issue of guidance. You said you've met your internal expectations for the quarter, obviously you didn't meet ours, and ...

Tom Rooney:	Right.

Debra Coy:
. . . we've seen the huge volatility in the stock price as a result. And I certainly understand that quarter to quarter is a moving target, and I believe it will always be difficult to predict accurately on a quarterly basis, but what's your current thinking on at least giving some sense of how you expect a full year to turn out so that you don't face this sort of analyst misunderstanding or something in terms of trying to get some handle on how to forecast this business.

Tom Rooney:
Right. Well it was three years ago this week that we stopped guidance, and I think - I recall my words were that - we would - there were three kinds of guidance, you could give good guidance, bad guidance, and no guidance, and that until we could give good guidance, we were giving no guidance, because all we'd given was bad guidance in the past.

Debra Coy:	True.

Tom Rooney:
We clearly have moved into a position where I think we can give fair to good guidance, and the way I'd tell you that is good guidance affected by, you know, market anomalies. But we definitely hit - we slightly exceeded our first quarter earnings per share on an internal basis, but badly missed Wall Street's. We did the - we hit exactly on our business plan for the second quarter, but badly, even worse missed analyst expectations. And as you know, I do spend time talking to analysts, and I would tell you in the - in the broadest sense in long range outlooks, I think analysts understand where Insituform's going. But on a quarterly basis, I can see disconnects.

So that's how I see it. Now why is it we sit on the sideline and refuse to give guidance now today, even when I sit here and tell you that we can probably give you - we can give you better guidance than what we've seen in the last two quarters, but not perfect guidance. The answer is there's a real philosophical debate in corporate America right now as to the value of guidance. I think we're the poster child for why maybe you should give guidance, which is to say we - there's a - there's a large enough disconnect.

But I think there's a very important debate in boardrooms around America and in ours as to, you know, given the litigious nature of shareholder suits, are you - are you hurting yourself by giving guidance? Or are you helping yourself by calming a market? And we're having that debate, Debra, to be frank with you, and I think there are bold arguments on both sides of the equation. So and I - and I know we're not the only company in America, I know there are many, many companies in America, in fact there are many more significant companies than ours that have just proactively moved off of guidance. So it does bother me when I see the disconnect on a quarterly basis.

But as I say, it heartens me that I see a much stronger correlation when the term becomes longer between what analysts see and us. And so it's something we're wrestling with right now, Debra, and I can't give you an answer as to if we'll ever give guidance, and if we do, when. But it's not something we take lightly.

Debra Coy:
OK, I guess then as far as we can go on that in a public call would be - I mean I think that we have to read between the lines and say it sounds like 3Q expectations are still high relative to what you're telling us in terms of the timing of work, but 4Q expectations are likely low. Can you go that far?

Tom Rooney:	I'd prefer not.

Debra Coy:	OK. Couldn't hurt to try. Thanks, Tom, talk to you later.

Operator:	Our next question comes from Jamey Capello , Kern Capital.

Jamey Capello:	Hey, good morning, guys. I just wanted to confirm incentive compensation is bonuses, correct?

Tom Rooney:
Right. We have - there are two discernable effects in the books this quarter over last - over the same period last year, one is FAS 123 equity expensing, which of course we didn't do at all a year ago, and we do now. And that for the year is 1.6 million - I'm sorry, 1.8 million. And for the first - for the first - for the first two quarters. I would tell you for everyone's benefit that since all of that - 99 percent of that equity has already been distributed, that that FAS 123 number for the year is bound to be on the - on the $2.6-2.7 million range.

So that's one tranche of it. The second that we had mentioned is annual bonuses for the top 200 or so managers of the Company, I don't have an exact number, but it's bonuses of that order of number of individuals. And to date in the first half - what's the number, David?  1.4 million in the first half of the year. And you can contrast that with last year, it would have been a quarter of that.

Jamey Capello:	OK, and the balance of the year for bonuses, could they possibly match that 1.4 million?

Tom Rooney:	Yes, it all depends on the - on the performance for the balance of the year, but it would be that or more.

Jamey Capello:	OK. And in a couple instances in the press release you mentioned the significant turnaround in the activity, what has precipitated that in your mind?

Tom Rooney:
I think it's timing in a - in a number of cases. There are a number of large cities and large municipalities around the United States that have regular annual contracts that come out annually, and a year ago a number of those existed and just happened to fall into the first half of the year. And many, if not most of them are falling into the third quarter of this year, so an example Houston. We have done most, if not all of Houston's work, or a very large portion of Houston's work over the years, and they have a number of term contracts that last year came out in the first half of the year, and this year are coming out right now.

And so there's a little bit of timing in that regard. But I guess our market tends to be quirky, and I don't - I don't always understand, but we firmly believe, and we track down to individual project names and numbers, we firmly believe that this year will - when it's over will be characterized as a lopsided year where most of the work, or a disproportionate amount of the work was backended, or backend loaded in the year. Exactly why, I don't know. Could it be interest rates? Could it be energy costs? Could it be jitters around war, the Iraq, Middle East war? I don't know, I'm - I wrestle with that every day, because I try to - I try to discern whether there are long-range trends, and I would tell you through March, I was concerned that what we were riding was a long-range trend, I'm convinced that's not the case now based on what I've see in terms of the unmistakable pick back up in the market.

Jamey Capello:	So it's logical to think that 3Q should be significantly better in revenues than 2Q?

Tom Rooney:
No, Q3 - there's - there are two lag periods, if we bid on a project today, and we know we win it today, because it's opened that day, if we win a job for a million dollars today, it's taking between one and two quarters before you're going to see that in our backlog, one and two quarters. So if we bid it today, you might not see it until the first quarter of next year, you probably would see it in the fourth quarter.

And that would be to migrate that million dollar piece of work into backlog - reportable backlog. Then that million dollars will lag about another quarter before we perform it in the field, and then we have to report it. So what you see is, because we had a dearth of sales acquisitions in Q4, Q1, one to two quarters later is Q2, that's why you saw Q2s backlog drop the way it did. But you're also seeing the revenue drop because we don't have it.

So the direct answer to your question is, you're going to see stagnant revenue growth from us, you saw it in the - in this most recently reported second quarter, you're going to see it again in the third quarter, and I think you're going to see it picking back up in - the revenue growth will pick back up in the fourth quarter, not the third quarter.

Jamey Capello:	So should the backlog be significantly up then?

Tom Rooney:	It will begin to pick up, yes.

Jamey Capello:	So can you tell us - give us a sense, so you ended June 30 with backlog of 187 million, can you give us a sense of where that might be today?

Tom Rooney:
The issue - the reason I can't give great clarity to that right now, if I knew it clearly in my mind, I'd give it to you, OK. The reason I'm not perfectly clear is we're putting - we're more rapidly putting work into backlog, but of necessity we're ripping it out of backlog to do it in the ground. So you get the tradeoff between sales that comes into the backlog, and revenue that pulls out of backlog.

So with those number of variables going on, I'd be - I'd be kidding myself if I told you I could tell you precisely where it'll hit at the end of the quarter.

Jamey Capello:	But backlog is building faster than revenue, correct?

Tom Rooney:
Our mission is to - I mean we get paid for revenue, not backlog. So if we can turn some - how about this, I'd rather - I'd rather grow revenue and shrink backlog than grow backlog and have flat revenue. So on the one hand, I'm encouraging the sales force to build up backlog, and on the other hand I'm encouraging the crews to eat the backlog. So the ...

Jamey Capello:
Right. But when it's out of your control in this case, where there's that lag, as you said, so there's that lag where you win the award and actually the project work starts coming through to your P&L, which you can't really control that lag too much, but what you can control is the - to the winning of the awards, which the activity has picked up. So ...

Tom Rooney:
That - your logic is good, all I'm telling you is that with so many variables in one equation, it's hard to give you great guidance, but as to the third quarter, but it - how about this, if we talk about the second half of the year, you're going to see a pick up in backlog, and a pick up in revenue. Where I'm - where I'm being - where I'm being - where I'm hedging my comments is how much of that will translate in the third quarter versus the fourth quarter, and there's just too many variables to try to nail that down for you. But you'll see it - you'll see unmistakably a pick up in backlog and a pick up in revenue in the second half of the year.

Jamey Capello:	OK. And should we see continued - or should we see operating margin improvement?

Tom Rooney:	Yes.

Jamey Capello:	In 3Q and 4Q?

Tom Rooney:
In the second half of the year, I'm - you know, I have - I have mild concerns about timing as it relates to the third quarter, but if it's - if you ask me the question for the second half of the year, the answer is yes, no problem.

Jamey Capello:	OK. And can you just run through the geographic breakdown of revenue in terms of just go Southwest, or Southeast, or Northwest?

Tom Rooney:
Our - the deepest revenues that we have are in the South, stretching from Georgia and Florida through the Gulf states, out through Texas. The Midwest is also very powerful area for us, we acquired a licensee in the Northeast three years - three years ago, and that - two years ago - two and a half years ago - and that's - and that's now just starting to turn the corner in terms of us enjoying some degree of growth there. But it's been a long time coming.

The West Coast from Seattle to Phoenix has been somewhat problematic for us, we made some management changes two months ago in order to energize the growth there, and that's beginning to pick up for us. So the power base for us is the Southeast, followed by the Midwest.  Canada by the way, is absolutely booming - it's seeing remarkable growth, but it's a relatively small market.

The two areas that we are really trying to energize a lot of growth around would be the industrialized Northeast and the far West Coast. European growth has been OK, and believe it or not, Asia now is a very - is a very small denominator, but it's definitely an area that we see serious growth.

I'll give you a - I'll give you a point to that, and I think international growth in sewers is going to be something we'll probably talk more about over the next five years than anything. We all know about consent decrees, and Debra Coy and I were talking about a consent decree in Indianapolis. As I say, I spent two weeks in Asia, and the last place on the planet that I would have expected to see a lot of governmental pressure around sewers would be India, and yet I met with the water board in Delhi, which is the capital of India, and the Supreme Court of India has issued an order that Delhi clean up its sewers systems and water systems so as to clean the Ganges River within four years, and so they have a - the Supreme Court in India mandating fixing the sewer systems of one of the world's largest cities in a four-year period, frankly I don't think they could do it in four years.

But very telling about what's going on around the world. I met with the - exactly the same kind of entity in Hong Kong, and the pressure to fix water and waste water pipes is unprecedented in that huge metropolis. So you'd asked the question, and I'm sure your focus was the U.S. market, but the Asian market is going to see stunning growth over the next 10 years, while the U.S. market continues to mature.

Jamey Capello:	OK. And in terms of your business in the southeast of the United States, is any of the monies that you're getting coming from FEMA?

Tom Rooney:	No - probably yes, somewhere, but in a material basis, the answer is no. I think we've done some nickel, dime kind of thesis.

Jamey Capello:	OK, thank you.

Tom Rooney:	You're welcome. I think we have time probably for one more call.

Operator:	Great. Our last question comes from David Cohen, Midwood.

David Cohen:	Hi, Tom.

Tom Rooney:	Hello, David.

David Cohen:
In listening to the, you know, getting to know the Company, listening to the calls over the past year, I've gotten the sense of, you know, you're - you've talked about cost advantages, and it sounds like a lot of that comes from your vertical integration and, you know, your cost of materials for what is a, you know, material intensive product.

Tom Rooney:	Right.

David Cohen:
And you mentioned the Southeast, and I happened to find from the City of Atlanta some bids that you won early in - or I guess in the first quarter, and I was interested to see how much lower you guys were than the competition on small diameter pipe where I would think that with less material, your cost advantage wouldn't be as great. But I was just trying to understand that dynamic.

Tom Rooney:	Right.

David Cohen:	How you can be so aggressive on something that has much lower material content.

Tom Rooney:
Right. The Atlanta project that you're referring to, I want to say we were - we were 20 to 30 percent lower than competitors, and you know, one of the competitors makes a big deal out of that, an irrational bid on our part. And I think there's some sour grapes there, because we've had such a dominating position in Atlanta for five or six years, essentially doing all of Atlanta's work. So there are several factors that play here, one is we know - we have far more crews deployed in Atlanta than anybody, so we have super efficiencies going on there from a crew standpoint.

Secondly, we've developed a phenomenal working relationship with Atlanta, and Atlanta's one of the most sophisticated clients in the world from our standpoint, in fact the mayor of Atlanta ran on the moniker of being the sewer queen, that is Shirley Franklin - I mean a true leader. So we have a tremendous working relationship there, we're extraordinarily efficient from a labor standpoint in Atlanta, and we have crews deployed there, so we get huge labor productivity savings.

Secondly, it is a small diameter project, and interestingly enough, the ability to produce high quality, low cost material is critical in the small diameter, and we have a huge price advantage in doing so. Thirdly, that Atlanta project that you're referring to is in excess 70 percent subcontracted work. So the vast majority of that project is actually subcontracted work, and not even CIPP. And we have huge long standing relationships with all of the subcontracting community in the Atlanta market, and nobody else does.

So the notion that we could get advantageous pricing from vendors is pretty obvious. So I appreciate the fact that the competitors don't know how to do work in Atlanta and are struggling to figure out how we do it. But I characterize it as sour grapes.

David Cohen:	OK.

Tom Rooney:	We made - we made great money in Atlanta.

David Cohen:	OK, thanks for the color on that. And then the second wholly unrelated question, saw the - an 8-K yesterday in which there's a change to your bylaws.

Tom Rooney:	Right.

David Cohen:	And is the implication that a special meeting cannot - can no longer be called by a majority of the shareholders? And if that's the case, what's the rationale for that?

Tom Rooney:
The answer is yes. And - but the special meeting of the board - first of all there's several thoughts, one is every - we don't have a staggered board, so every year, myself included, every director can be voted out or voted in. So if there is a majority of shareholders that disagrees with management or with the board, if it's less than 12 months before they can enact that. So all this does is keep a majority from calling spurious meetings in the middle of the year.

That said, if the issue is significant enough, the board of directors, the chairman or even I can call a special meeting at the request of shareholders if we see it as appropriate. But in the highly litigious and highly combative governance world that goes on right now, and given the fact that in the absolute worst case scenario, 51 percent of the shareholders could elect an entirely new slate of board members within 12 months, we felt it was a good and appropriate move.

David Cohen:	OK, well I don't think it's necessarily furthering corporate democracy, but you know, we can differ on that. Well thanks for - thanks for the response.

Tom Rooney:
If we didn't have - if we had a staggered board, I'd probably - in no way would have supported that. But because we have a staggered board, as an example, sitting here right now, within nine months I could be out, so there's - I think there's enough discipline in that regard. But I appreciate your comment.

David Cohen:	OK, thanks.

Tom Rooney:
Thank you. Well that brings us to the end of the - of the conference call for today. Again, I appreciate everybody's involvement, and we feel extremely good about the position of the Company in the future. The only negative is of course the Company working through the fourth quarter and first quarter pick up in backlog that we saw six months ago. But the Company couldn't be healthier and more well positioned for the future and for some long range growth. And I appreciate everybody's comments today, thank you.

Operator:	Thank you for your participation in today's conference. You may now disconnect.

END